Exhibit 19.1
SNAP INC.
INSIDER TRADING POLICY
(REVISED DECEMBER 6, 2023)
INTRODUCTION
During the course of your relationship with Snap Inc. or its subsidiaries (collectively, “Snap”), you may receive material information that is not yet publicly available (“material nonpublic information”) about Snap Inc. or other publicly traded companies, or securities, such as crypto assets, with which Snap has business relationships. Material nonpublic information may give you or someone you pass that information on to a leg up over others when deciding whether to buy, sell, or otherwise transact in Snap Inc.’s stock, the stock of another publicly traded company, or other securities. This policy, approved by our Board of Directors, sets forth acceptable transactions in Snap Inc. securities (collectively, “Snap Stock”), or the stock of another publicly traded company or other securities with which Snap has business relationships (collectively, “Other Securities”) by employees, directors, and consultants of Snap and their respective Family Members and Controlled Entities (as defined below).
INSIDER TRADING POLICY
Material Information
It is not always easy to figure out whether you possess material information. But there is one important factor to determine whether nonpublic information you know about a public company or other security is material information: whether sharing the information would likely affect the market price of that company’s stock or such security, or be considered important in making an investment decision by investors who are considering trading that company’s stock or such security. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.
The following items may be considered material information until publicly disclosed. There may be other types of information that would qualify as material information as well, so use this list merely as a non-exhaustive guide:
●financial results, forecasts, or other guidance;
●certain key metrics, such as daily active users and monthly active users;
●major new products, services, features, policies, or processes;
●pending or proposed acquisitions or dispositions of assets, divisions, or companies;
●pending or proposed public or private sales of debt or equity securities;
●a company restructuring;
●significant related party transactions;
●stock splits, dividends, or changes in dividend policy;
●bank borrowings or other financing transactions out of the ordinary course;
●establishment of a repurchase program for securities;
●major contract awards or cancellations;
●key management or control changes;
●possible tender offers or proxy fights;
1.

●significant accounting writeoffs;
●significant cybersecurity incidents;
●pending or threatened significant litigation or settlements;
●impending bankruptcy or the existence of severe liquidity problems;
●gain or loss of a significant license agreement or other contracts with customers, advertisers, or suppliers;
●pricing changes or discount policies;
●implementation of an event-specific closed trading window;
●change in auditors or notification that the auditor’s reports may no longer be relied upon;
●changes to existing, or new, corporate partner relationships, including pending or proposed joint ventures;
●changes to laws or regulations; or
●timing and content of upcoming listing or availability announcements with respect to cryptocurrencies.

Securities Transactions
If you do possess material nonpublic information, you may not trade in Snap Stock or Other Securities, advise anyone else to do so, or communicate the information to anyone else until you know that the information has been publicly disseminated. In some circumstances, you may need to forgo a planned transaction even if you had planned it before learning of the material nonpublic information. This prohibition is absolute. So even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait. The terms “trade,” “trading,” and “transactions” include not only purchases and sales of Snap Stock in the public market but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities including engaging in short sales, transactions in put or call options, hedging transactions, and other inherently speculative transactions. Please note the prohibition below on short sales and other inherently speculative transactions with respect to Snap Stock.
You should also never (a) recommend to another person that they buy, hold, or sell Snap Stock or Other Securities at any time or (b) disclose material nonpublic information to any person within Snap whose job does not require them to have that information, or outside of Snap to any person (unless the disclosure is made in accordance with Snap’s policies regarding the protection or authorized external disclosure of information regarding Snap). Using material nonpublic information for personal gain or passing this information (also known as a “tip”) to someone who uses it for personal gain (a “tippee”) is illegal and squarely prohibited by this policy. Exploiting material nonpublic information like this remains unlawful regardless of how many shares are bought or sold. You can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. Although it is imperative to refrain from any insider trading, it is equally important to avoid even the appearance of insider trading.
2.

The prohibition on trading when you have material information lifts after that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disclosed through a press release, an SEC filing, or other public announcement and enough time must have passed for the information to be widely known. Generally speaking, information will be considered publicly disseminated after one full trading day has elapsed since the information was publicly disclosed. For example, if we announce material information (e.g., our quarterly or annual financial results) after trading ends on a Thursday, then you may execute a transaction in Snap Stock on the following Monday at market open.
Persons Subject to this Policy
This policy sets forth a basic set of rules and applies to all employees, directors, and consultants of Snap and a separate set of more stringent rules for officers, directors, and other members of management.
This policy applies to family members who reside with you (e.g., a spouse, a child, parents, or in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Snap Stock are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Snap Stock (collectively, “Family Members”).
This policy also applies to, and you are responsible for transactions by, your Family Members and any entities that you influence or control (e.g., corporations, partnerships, or trusts) (collectively, “Controlled Entities”). Transactions by your Family Members and Controlled Entities should be treated for the purposes of this policy and applicable securities laws as if they were for your own account.
Individual Responsibility
Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about Snap and to not engage in transactions in Snap Stock or Other Securities while in possession of material nonpublic information. Persons subject to this policy must not engage in illegal trading and must avoid the appearance of insider trading. Each individual is responsible for ensuring compliance with this policy, and that any Family Member or Controlled Entity whose transactions are covered by this policy also comply with this policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of Snap does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action for any conduct prohibited by this policy or applicable securities laws, as described below in more detail under “Penalties”.
3.

STOCK TRADING BY SNAP EMPLOYEES, DIRECTORS, AND CONSULTANTS
Quarterly Closed Periods
Because our workplace culture tends to be open, many of our employees, directors, and consultants will possess material nonpublic information at certain points throughout the year. To minimize even the appearance of insider trading among our employees, directors, and consultants, we have established closed trading periods during which our employees, directors, and consultants—regardless of whether they possess material nonpublic information or not—may not conduct any trades in Snap Stock. Except as set forth in this policy, that means that all employees, directors, and consultants of Snap will be able to transact in Snap Stock only during limited trading windows that open after Snap has disseminated its quarterly and annual financial results, as further discussed below under “Open Window”.
Open Window
Generally, except as described in this policy, all Snap employees, directors, and consultants may buy or sell Snap Stock only during an “open window” that opens at the start of the second full trading day after the public dissemination of Snap’s Inc.’s annual or quarterly financial results and closes at the end of the tenth day of the last month of the next quarter (March, June, September, and December). This open window may be closed early or may not open at all if, in the judgment of any Executive Officer (e.g., the CEO, CFO, COO, or General Counsel), there exists undisclosed information that would make trades by employees, directors, and consultants inappropriate. The fact that the open window has closed early or has not opened should be considered material nonpublic information. An employee, director, or consultant who believes that special circumstances require them to trade outside the open window should consult the General Counsel. Permission to trade outside the open window will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may be subsequently questioned.
Event-Specific Closed Periods
From time to time, an event may occur that is material to Snap and is known by only a few employees, directors, and consultants. So long as the event remains material and nonpublic, persons designated by an Executive Officer may not trade Snap Stock. The existence of an event-specific trading restriction period should also be considered material nonpublic information.
10b5-1 Automatic Trading Programs
Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), employees, directors, and consultants may establish a trading plan under which a broker is instructed to buy and sell Snap Stock based on pre-determined criteria. So long as that plan is properly established, purchases and sales of Snap Stock pursuant to that plan may be made at any time—even in a closed trading period. An employee’s, director’s, or consultant’s trading plan must be established in compliance with the requirements of Rule 10b5-1 and any applicable
4.

10b5-1 trading plan guidelines of Snap when they lacked material nonpublic information about Snap and the securities subject to the trading plan and when Snap was not in a closed trading period. Moreover, all trading plans must be reviewed by Snap before being established. That is because Snap wants to confirm that the trading plan complies with all pertinent company policies and the securities laws. Snap must be notified before a trading plan is established, amended, or terminated.

Prohibition of Speculative or Short-term Trading
No employee, director, or consultant to Snap may engage in short sales, transactions in put or call options, hedging transactions, margin accounts, pledges, or other inherently speculative transactions with respect to Snap Stock.
Pre-Clearance and Advance Notice of Transactions (Officers, Directors, and other Management)
In addition to the requirements above, officers, directors, and other applicable members of management who have been notified that they are subject to pre-clearance requirements face a further restriction: even during an open trading window, they may not engage in any transaction in Snap Stock without first obtaining pre-clearance of the transaction from the General Counsel or designee at least two business days before the proposed transaction. The General Counsel or designee will then determine whether the transaction may proceed and, if so, will direct the Compliance Coordinator (as identified in Snap’s Section 16 Compliance Program) to help comply with any required reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within five business days will require new pre-clearance. Snap may choose to shorten this period.
For persons subject to pre-clearance, advance notice of plans to exercise an outstanding stock option must be given to the General Counsel or designee. Once any transaction takes place, the officer, director, or applicable members of management must immediately notify the Compliance Coordinator and any other individuals identified in Section 3 of Snap’s Section 16 Compliance Program so that Snap may assist in any Section 16 reporting obligations.
Short-Swing Trading, Control Stock, and Section 16 Reports
Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act may not violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended). In addition, such officers and directors will file all appropriate Section 16(a) reports (Forms 3, 4, and 5), which are described in Snap’s Section 16 Compliance Program, and any notices of sale required by Rule 144.
Exceptions
The only exceptions to these trading restrictions are certain permitted transactions directly with Snap, such as (i) purchasing stock under Snap Inc.’s Employee Stock Purchase Plan (“Purchase Plan”) in accordance with the Purchase Plan, (ii) exercising options for cash
5.

granted under Snap’s stock option plans, (iii) receiving Snap Stock in settlement of restricted stock units (“RSUs”), (iv) having Snap withhold shares of common stock on behalf of the individual to satisfy tax withholding obligations when RSUs settle and (v) selling shares of common stock to satisfy tax withholding obligations arising from the settlement of RSUs pursuant to “sell to cover” arrangements mandated by or implemented by Snap. However, the subsequent sale, including the sale of shares in a cashless exercise or other disposition of stock, is subject to these restrictions.
POLICY’S DURATION
This policy continues to apply to your transactions in Snap Stock or Other Securities even after your relationship with Snap has ended. If you possess material nonpublic information when your relationship with Snap ends, you may not trade Snap Stock or Other Securities until the material information has been publicly disseminated or is no longer material.
PENALTIES
Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys, and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. Violators also risk disciplinary action by Snap, including termination with cause, whether or not the individual’s failure to comply results in a violation of law. Anyone who has questions about this policy should contact their own attorney or Snap’s General Counsel.
For additional information, please refer to our Insider Trading Policy Frequently Asked Questions.
6.